Exhibit 23.2

Consent of Independent Auditors

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated August 15, 2011, with respect to the financial statements of Chi-X Europe Limited included in Amendment No. 4 to the Registration Statement (Form S-1 No. 333-174166) and related Prospectus of BATS Global Markets, Inc.

/s/ Ernst & Young LLP

London, England

9 March 2012